Exhibit 4.1

Form of Common Stock Warrant

Form of Warrant

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ITS
EXERCISE ARE SUBJECT TO THE RESTRICTIONS ON
             TRANSFER SET FORTH IN SECTION 4 OF THIS WARRANT

Warrant No. 2007-	Number of Shares: (subject to adjustment)
Date of Issuance: September , 2007 Original Issue Date (as defined in subsection 2(a)): September , 2007

Genelabs Technologies, Inc.

Common Stock Purchase Warrant

(Void after            , 2012)

Genelabs Technologies, Inc., a California corporation (the “Company”), for value received, hereby certifies that                   , or its registered assigns (the “Registered Holder”), is entitled, subject to the terms and conditions set forth below, to purchase from the Company, at any time or from time to time on or after the Original Issue Date and on or before the earlier to occur of (i) 5:00 p.m. (Eastern time) on                    , 2012 and (ii) an Acquisition Event (the “Exercise Period”),                shares of Common Stock, no par value per share, of the Company (“Common Stock”), at a purchase price of $              per share (subject to the survivability and succession provisions of Section 2(d)). The shares purchasable upon exercise of this Warrant, and the purchase price per share, each as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Purchase Price,” respectively. This Warrant is one of a series of Warrants to purchase Common Stock (this “Warrant” and collectively, the “Company Warrants”) issued pursuant to that certain Subscription Agreement, dated as of September         , 2007, by and among the Company and the Registered Holder (the “Subscription Agreement”) pursuant to the Company’s Registration Statement on Form S-3 (File number 333-145497) (the “Registration Statement”). An “Acquisition Event” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale or other disposition of all or substantially all, of the consolidated assets of the Company; (ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company; (iii) the consummation of a merger, consolidation or similar transaction (with an unaffiliated entity) following which the Company is not the surviving corporation; or (iv) the consummation of a merger, consolidation or similar transaction (with an unaffiliated entity) following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

1.	Exercise.

(a) Exercise for Cash. The Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part and at any time or from time to time during the Exercise Period, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full, in lawful money of the United States, of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. A facsimile signature of the Registered Holder on the purchase form shall be sufficient for purposes of exercising this Warrant, provided that the Company receives the Registered Holder’s original signature with three (3) business days thereafter.

(b) Cashless Exercise.

At any time during the Exercise Period, the Registered Holder may, at its option, elect to exercise this Warrant, in whole or in part, on a cashless basis, by surrendering this Warrant, with the purchase form appended hereto as Exhibit I duly executed by or on behalf of the Registered Holder, at the principal office of the Company, or at such other office or agency as the Company may designate, by canceling a portion of this Warrant in payment of the Purchase Price payable in respect of the number of Warrant Shares purchased upon such exercise. In the event of an exercise pursuant to this subsection 1(b), the number of Warrant Shares issued to the Registered Holder shall be determined according to the following formula:

X = Y(A-B)
A

Where:	X =	the number of Warrant Shares that shall be issued to the Registered Holder;

Y =
the number of Warrant Shares for which this Warrant is being exercised (which shall include both the number of Warrant Shares issued to the Registered Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price);

	A =	the Fair Market Value (as defined below) of one share of Common Stock; and

	B =	the Purchase Price then in effect.
The Fair Market Value per share of Common Stock shall be determined as follows:

(1) If the Common Stock is listed on a national securities exchange, the Nasdaq Global Market, the Nasdaq Capital Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the average of the high and low reported sale prices per share of Common Stock thereon on the trading day immediately preceding the Exercise Date (provided that if no such price is reported on such day, the Fair Market Value per share of Common Stock shall be determined pursuant to clause (2) below).

(2) If the Common Stock is not listed on a national securities exchange, the Nasdaq Global Market, the Nasdaq Capital Market or another nationally recognized trading system as of the Exercise Date, the Fair Market Value per share of Common Stock shall be deemed to be the amount most recently determined in good faith by the Board of Directors of the Company (the “Board”) to represent the fair market value per share of the Common Stock (including without limitation a determination for purposes of granting Common Stock options or issuing Common Stock under any plan, agreement or arrangement with employees of the Company); and, upon request of the Registered Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 10 days after such request, notify the Registered Holder of the Fair Market Value per share of Common Stock and furnish the Registered Holder with reasonable documentation of the Board’s determination of such Fair Market Value. Notwithstanding the foregoing, if the Board has not made such a determination within the three-month period prior to the Exercise Date, then (A) the Board shall make, and shall provide or cause to be provided to the Registered Holder notice of, a determination of the Fair Market Value per share of the Common Stock within 15 days of a request by the Registered Holder that it do so, and (B) the exercise of this Warrant pursuant to this subsection 1(b) shall be delayed until such determination is made and notice thereof is provided to the Registered Holder.

(c) Exercise Date. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company together with the duly executed purchase form as provided in subsection 1(a) or 1(b) above (the “Exercise Date”). At such time, the person or persons in whose name or names any certificates for Warrant Shares shall be issuable upon such exercise as provided in subsection 1(d) below shall be deemed to have become the holder or holders of record of the Warrant Shares represented by such certificates.

(d) Issuance of Certificates. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within 3 trading days thereafter, the Company, at its expense, will cause to be issued in the name of, and sent for delivery to, the Registered Holder, or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct:

(i) a certificate or certificates for the number of full Warrant Shares to which the Registered Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which the Registered Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3 hereof; and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of Warrant Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of Warrant Shares for which this Warrant was so exercised (which, in the case of an exercise pursuant to subsection 1(b), shall include both the number of Warrant Shares issued to the Registered Holder pursuant to such partial exercise and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Purchase Price).

(e) Alternative to the Issuance of Certificates. If so requested by the Registered Holder, provided that the transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, on or before the third (3rd) business day following the Exercise Date, the Company shall credit such aggregate number of Warrant Shares to which the Registered Holder is entitled pursuant to such exercise to the Registered Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.

(f)  Limitation on Exercise. Notwithstanding anything to the contrary set forth in this Warrant, at no time may a Registered Holder of this Warrant exercise any portion of this Warrant if the number of shares of Common Stock to be issued pursuant to such exercise would exceed, when aggregated with all other shares of Common Stock beneficially owned by such Registered Holder at such time, the number of shares of Common Stock which would result in such Registered Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.99% of the then issued and outstanding shares of Common Stock; provided, however, that upon a Registered Holder of this Warrant providing the Company with sixty-one (61) days notice (pursuant to Section 9 hereof) (the “Waiver Notice”) that such Registered Holder would like to waive this Section 1(f) with regard to any or all shares of Common Stock issuable upon exercise of this Warrant, this Section 1(f) will be of no force or effect with regard to all or a portion of the Warrant referenced in the Waiver Notice; provided, further, that the limitation in this Section 1(f) shall be of no further force or effect during the sixty-one (61) days immediately preceding the expiration of the term of this Warrant.

(g)  Company-Elected Conversion. (i) The Company shall provide to the Registered Holder prompt written notice of any time that the Company is unable to issue the Warrant Shares via DTC transfer (or otherwise without restrictive legend), because (A) the Securities and Exchange Commission (the “Commission”) has issued a stop order with respect to the Registration Statement, (B) the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, (C) the Company has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or (D) otherwise (each a “Restrictive Legend Event”). To the extent that a Restrictive Legend Event occurs after the Registered Holder has exercised this Warrant in accordance with Section 1 but prior to the delivery of the Warrant Shares, the Company shall (i) if the Fair Market Value (as defined above) of the Warrant Shares is greater than the Purchase Price, provide written notice to the Registered Holder that the Company will deliver that number of Warrant Shares to the Registered Holder as should be delivered in a Cashless Exercise in accordance with Section 1(b), and return to the Registered Holder all consideration paid to the Company in connection with the Registered Holder’s attempted exercise of this Warrant pursuant to Section 1(a) (a “Company-Elected Conversion”), or (ii) at the election of the Registered Holder to be given within five (5) days of receipt of notice of a Company-Elected Conversion, the Registered Holder shall be entitled to rescind the previously executed purchase form and the Company shall return all consideration paid by the Registered Holder for such shares upon such rescission.

(ii)   If a Restrictive Legend Event has occurred and no exemption from the registration requirements is available (including, without limitation, under Section 3(a)(9) of the Securities Act of 1933 by virtue of a Cashless Exercise), this Warrant shall not be exercisable. Notwithstanding anything herein to the contrary, the Company shall not be required to make any cash payments to the Registered Holder in lieu of issuance of the Warrant Shares. The Company shall give prompt written notice to the Registered Holder of any cessation of a Restrictive Legend Event (the “Re-Effectiveness Notice”). Notwithstanding anything to the contrary contained herein, the expiration of the Exercise Period of this Warrant shall be extended for a period of five (5) days following receipt by the Registered Holder of the Re-Effectiveness Notice.

(h)   Rule 144. For purposes of Rule 144(d) promulgated under the Securities Act of 1933, as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Registered Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Subscription Agreement.

(i)  Disputes. In the case of a dispute as to the determination of the Purchase Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Registered Holder the number of Warrant Shares that are not disputed.

2. Adjustments.

(a) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the date on which this Warrant was first issued (or, if this Warrant was issued upon partial exercise of, or in replacement of, another warrant of like tenor, then the date on which such original warrant was first issued) (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased and the number of Warrant Shares shall be proportionately adjusted. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Purchase Price then in effect immediately before the combination shall be proportionately increased and the number of Warrant Shares shall be proportionately adjusted. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(b) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Purchase Price then in effect immediately before such event shall be decreased (and the number of Warrant Shares shall be proportionately adjusted) as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Purchase Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

(c) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than shares of Common Stock) or in cash or other property (other than regular cash dividends paid out of earnings or earned surplus, determined in accordance with generally accepted accounting principles), then and in each such event provision shall be made so that the Registered Holder shall receive upon exercise hereof, in addition to the number of shares of Common Stock issuable hereunder, the kind and amount of securities of the Company, cash or other property which the Registered Holder would have been entitled to receive had this Warrant been exercised on the date of such event and had the Registered Holder thereafter, during the period from the date of such event to and including the Exercise Date, retained any such securities receivable during such period, giving application to all adjustments called for during such period under this Section 2 with respect to the rights of the Registered Holder.

(d) Adjustment for Reorganization.  If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then the Company shall seek to ensure that lawful and adequate provision shall be made whereby the Registered Holder shall thereafter continue to have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares issuable upon exercise of the Warrant held by the Registered Holder, shares of stock in the surviving or acquiring corporation (“Acquirer”), as the case may be, such that the aggregate value of the Registered Holder’s warrants to purchase such number of shares, where the value of each new warrant to purchase one share in the Acquirer is determined in accordance with the Black-Scholes Option Pricing formula set forth in Appendix A hereto, is equivalent to the aggregate value of the Warrants held by such Registered Holder, where the value of each Warrant to purchase one share in the Company is determined in accordance with the Black-Scholes Option Pricing formula set forth in Appendix B attached hereto.  Furthermore, the new warrants to purchase shares in the Acquirer referred to herein shall have the same expiration date as the Warrants, and shall have a strike price, KAcq, that is calculated in accordance with Appendix A hereto.

Moreover, appropriate provision shall be made with respect to the rights and interests of the Registered Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Purchase Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock thereafter deliverable upon the exercise thereof.  The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume by written instrument, reasonably deemed by the Board of Directors of the Company to be satisfactory in form and substance, the obligation to deliver to the Registered Holder, at the last address of the Registered Holder appearing on the books of the Company, such shares of stock, as, in accordance with the foregoing provisions, the Registered Holder may be entitled to purchase, and the other obligations under these Warrants or otherwise provides for the Warrant as set forth below.  The provisions of this section shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.  If either the Company or the Acquirer elects not to cause these Warrants to continue in full force and effect until the expiration of the Exercise Period in connection with any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation which they are free to do so for any reason upon notice to the Registered Holder not later than 30 days after consummation of such reorganization, consolidation, merger, sale, transfer or disposition, then the Company, or the Acquirer, as the case may be, shall pay the Registered Holder in cash an amount per Warrant to purchase one share in the Company that is calculated in accordance with the Black-Scholes Option Pricing formula set forth in Appendix B hereto.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Purchase Price pursuant to this Section 2, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Registered Holder a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property for which this Warrant shall be exercisable and the Purchase Price) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of the Registered Holder (but in any event not later than 10 days thereafter), furnish or cause to be furnished to the Registered Holder a certificate setting forth (i) the Purchase Price then in effect and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the exercise of this Warrant.

3. Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall pay the value thereof to the Registered Holder in cash on the basis of the Fair Market Value per share of Common Stock, as determined pursuant to subsection 2(d) above.

4. Transfers, etc.

(a) The Company will maintain a register containing the name and address of the Registered Holder of this Warrant. The Registered Holder may change its address as shown on the warrant register by written notice to the Company requesting such change.

(b) This Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant with a properly executed assignment (in the form of Exhibit II hereto) at the principal office of the Company (or, if another office or agency has been designated by the Company for such purpose, then at such other office or agency).

5. No Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

6. Notices of Record Date, etc. In the event:

(a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time deliverable upon the exercise of this Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

(b) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another corporation, including an Acquisition Event, or any transfer of all or substantially all of the assets of the Company; or

(c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the Registered Holder a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, Acquisition Event, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time deliverable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

7. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Warrant Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

8. Exchange or Replacement of Warrants.

(a) Upon the surrender by the Registered Holder, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 4 hereof, issue and deliver to or upon the order of the Registered Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of the Registered Holder or as the Registered Holder (upon payment by the Registered Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock (or other securities, cash and/or property) then issuable upon exercise of this Warrant.

(b) Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Notices. All notices and other communications from the Company to the Registered Holder in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the address last furnished to the Company in writing by the Registered Holder. All notices and other communications from the Registered Holder to the Company in connection herewith shall be mailed by certified or registered mail, postage prepaid, or sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, to the Company at its principal office set forth below. If the Company should at any time change the location of its principal office to a place other than as set forth below, it shall give prompt written notice to the Registered Holder and thereafter all references in this Warrant to the location of its principal office at the particular time shall be as so specified in such notice. All such notices and communications shall be deemed delivered one business day after being sent via a reputable international overnight courier service guaranteeing next business day delivery.

10. No Rights as Stockholder. Until the exercise of this Warrant, the Registered Holder shall not have or exercise any rights by virtue hereof as a stockholder of the Company. Notwithstanding the foregoing, in the event (i) the Company effects a split of the Common Stock by means of a stock dividend and the Purchase Price of and the number of Warrant Shares are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), and (ii) the Registered Holder exercises this Warrant between the record date and the distribution date for such stock dividend, the Registered Holder shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

11. Amendment or Waiver. Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the holders of Company Warrants representing at least two-thirds of the number of shares of Common Stock then subject to outstanding Company Warrants. Notwithstanding the foregoing, (a) this Warrant may be amended and the observance of any term hereunder may be waived without the written consent of the Registered Holder only in a manner which applies to all Company Warrants in the same fashion and (b) the number of Warrant Shares subject to this Warrant and the Purchase Price of this Warrant may not be amended, and the right to exercise this Warrant may not be waived, without the written consent of the Registered Holder (it being agreed that an amendment to or waiver under any of the provisions of Section 2 of this Warrant shall not be considered an amendment of the number of Warrant Shares or the Purchase Price). The Company shall give prompt written notice to the Registered Holder of any amendment hereof or waiver hereunder that was effected without the Registered Holder’s written consent. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

12. Section Headings. The section headings in this Warrant are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

13. Governing Law. This Warrant will be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof).

14. Facsimile Signatures. This Warrant may be executed by facsimile signature.

* * * * * * *

EXECUTED as of the Date of Issuance indicated above.

GENELABS TECHNOLOGIES, INC.

By:
Name:
Title:

ATTEST:

_________________________

APPENDIX A

Black Scholes Option Pricing formula to be used when calculating the value of each new warrant to purchase one share in the Acquirer shall be:

CAcq = SAcqe-λ(TAcq-tAcq)N(d1) - KAcqe-r(TAcq-tAcq)N(d2), where

CAcq = value of each warrant to purchase one share in the Acquirer

SAcq = price of Acquirer’s stock as determined by reference to the average of the closing prices on its primary securities exchange over the 20-day period ending three trading days prior to the closing of the capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation described in Section 2(d) if the Acquirer’s stock is then traded on such exchange, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the transaction if the Acquirer’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

TAcq = expiration date of new warrants to purchase shares in the Acquirer = TCorp

tAcq = date of issue of new warrants to purchase shares in the Acquirer

TAcq-tAcq = time until warrant expiration, expressed in years

σ = volatility = annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Acquirer’s stock price on its primary securities exchange over a 20-day trading period, determined by the Registered Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation described in Section 2(d) if the Acquirer’s stock is then traded on such exchange, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Registered Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the transaction if the Acquirer’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Acquirer’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

            N = cumulative normal distribution function

d1 = (ln(SAcq/KAcq) + (r-λ+σ2/2)(TAcq-tAcq)) ÷ (σ√(TAcq-tAcq))

ln = natural logarithm

λ = dividend rate of the Acquirer for the most recent 12-month period at the time of closing of the capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation.

KAcq = strike price of new warrants to purchase shares in the Acquirer = KCorp * (SAcq / SCorp)

r = annual yield, as reported by Bloomberg at time tAcq, of the United States Treasury security measuring the nearest time TAcq

d2 = d1- σ√(TAcq-tAcq)

APPENDIX B

Black Scholes Option Pricing formula to be used when calculating the value of each Warrant to purchase one share in the Company shall be:

CCorp = SCorpe-λ(TCorp-tCorp)N(d1) - KCorpe-r(TCorp-tCorp)N(d2), where

CCorp = value of each Warrant to purchase one share in the Company

SCorp = price of Company stock as determined by reference to the average of the closing prices on its primary securities exchange over the 20-day period ending three trading days prior to the closing of the capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation described in Section 2(d) if the Company’s stock is then traded on such exchange, or the average of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over the 20-day period ending three trading days prior to the closing of the transaction if the Company’s stock is then actively traded in the over-the-counter market, or the then most recently completed financing if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

TCorp = expiration date of Warrants to purchase shares in the Company

tCorp = date of public announcement of transaction

TCorp-tCorp = time until Warrant expiration, expressed in years

σ = volatility = the annualized standard deviation of daily log-returns (using a 262-day annualization factor) of the Company’s stock price on the securities exchange or Nasdaq Global Market over a 20-day trading period, determined by the Registered Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation described in Section 2(d) if the Company’s stock is then traded on such exchange, or the annualized standard deviation of daily-log returns (using a 262-day annualization factor) of the closing bid or sale prices (whichever is applicable) in the over-the-counter market over a 20-day trading period, determined by the Registered Holder, that is within the 100-day trading period ending on the trading day immediately after the public announcement of the transaction if the Company’s stock is then actively traded in the over-the-counter market, or 0.6 (or 60%) if the Company’s stock is not then traded on a securities exchange or system or in the over-the-counter market.

            N = cumulative normal distribution function

d1 = (ln(SCorp/KCorp) + (r-λ+σ2/2)(TCorp-tCorp)) ÷ (σ√(TCorp-tCorp))

ln = natural logarithm

λ = dividend rate of the Company for the most recent 12-month period at the time of closing of the capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation.

KCorp = strike price of warrant

r = annual yield, as reported by Bloomberg at time tCorp, of the United States Treasury security measuring the nearest time TCorp

d2 = d1- σ√(TCorp-tCorp)

EXHIBIT I

PURCHASE FORM

To: Genelabs Technologies, Inc.	Dated:____________

The undersigned, pursuant to the provisions set forth in the attached Warrant (No. ___), hereby elects to purchase (check applicable box):

⁭ ____ shares of the Common Stock of Genelabs Technologies, Inc. covered by such Warrant; or

⁭ ____ the maximum number of shares of Common Stock covered by such Warrant pursuant to the cashless exercise procedure set forth in subsection 1(b).

The undersigned herewith makes payment of the full purchase price for such shares at the price per share provided for in such Warrant. Such payment takes the form of (check applicable box or boxes):

⁭	$______ in lawful money of the United States; and/or

⁭	the cancellation of such portion of the attached Warrant as is exercisable for a total of _____ Warrant Shares (using a Fair Market Value of $_____ per share for purposes of this calculation) ; and/or

⁭
the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 1(b), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 1(b).

Signature:

Address:

EXHIBIT II

ASSIGNMENT FORM

FOR VALUE RECEIVED, ______________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (No. ____) with respect to the number of shares of Common Stock of Genelabs Technologies, Inc. covered thereby set forth below, unto:

Name of Assignee	Address	No. of Shares

Dated:________________	Signature:_____________________

Signature Guaranteed:

By: _______________________

The signature should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended.